UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information required by Item 1.01 with respect to the origination of a mortgage loan by KBS Real Estate Investment Trust, Inc. (the “Company”) is included in Item 2.01 below and is incorporated by reference herein.

Advisory Agreement Amendment

On August 7, 2007, in connection with the declaration of distributions, the Company and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an amendment to the advisory agreement. Pursuant to the amendment, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending October 31, 2007 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through October 31, 2007.

The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. At July 31, 2007, the Advisor had advanced an aggregate of $1.6 million to the Company, all of which is outstanding, for the payment of distributions and to cover its expenses, excluding depreciation and amortization, in excess of its revenues.

ADP Plaza

The Company has entered into an agreement to acquire two four-story office buildings containing 180,772 rentable square feet with a four-story parking garage containing 117,614 square feet (the “ADP Plaza”). On July 2, 2007, the Advisor entered into a purchase and sale agreement with Antares-A, Inc. On August 7, 2007, the Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the ADP Plaza is $33.1 million plus closing costs. The Company intends to fund the purchase of the ADP Plaza with proceeds from the Company’s ongoing initial public offering but may also finance the acquisition in part with proceeds from a loan from an unaffiliated lender.

The ADP Plaza is located on two parcels of land totaling approximately 2.2-acres at 2525 SW First Avenue and 2715 SW Third Avenue in Portland, Oregon. The ADP Plaza was built in 1981 and is 91% leased by Automatic Data Processing (64%) and Oregon Health and Science University (27%). Automatic Data Processing provides computerized transaction processing, data communication and information service. It is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions. Oregon Health and Science University is a public academic health center in Oregon that combines Oregon state dentistry, medicine, and nursing programs into a single center. The current aggregate annual base rent for the tenants of the ADP Plaza is approximately $3.2 million. As of August 2007, the current weighted-average remaining lease term for the current tenants of the ADP Plaza is approximately 2.8 years.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $350,000 of earnest money.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 8, 2007, the Company, through an indirect wholly owned subsidiary, originated a senior mortgage loan of up to $43.3 million on 11 South LaSalle (the “11 South LaSalle Mortgage Loan”), a 35-story office building containing 329,271 square feet located in Chicago, Illinois (the “11 South LaSalle Building”). As of August 8, 2007, $21.6 million of the loan had been funded with $21.7 million remaining to be funded over the term of the loan. The proceeds of the loan are expected to be used by the borrower for payment of existing debt, tenant improvements and commissions and the renovation and repositioning of the 11 South LaSalle Building. The 11 South LaSalle Building is located within the Central Loop area of the Chicago Central Business District.

The 11 South LaSalle Mortgage Loan bears interest at a variable annual rate of 295 basis points over 30-day LIBOR, adjusted on a monthly basis. The maturity date of the 11 South LaSalle Mortgage Loan is September 1, 2010, with one 12-month extension option upon satisfaction of certain conditions, including payment of a nonrefundable extension fee equal to 0.5% of the outstanding principal balance on the loan, satisfaction of the 80% maximum loan-to-value test at the time of extension and, if required, funding of an interest reserve account for the extension period. Payments on the loan prior to maturity are interest-only except as described below. The 11 South LaSalle Mortgage Loan may not be prepaid (in whole or in part) prior to the date of the first anniversary of the loan closing. After the date of the first anniversary of the loan closing and continuing until the date of the second anniversary of the loan closing, the 11 South LaSalle Mortgage Loan may be prepaid in whole (but not in part) upon payment of a spread maintenance premium equal to the product of (i) the total number of days between the payment date on which the prepayment occurs and the date that is the last day of the 24th month after the date of the promissory note divided by 360, (ii) 295 basis points and (iii) $43.3 million. After the second anniversary of the loan closing, prepayment of the 11 South LaSalle Mortgage Loan in whole or in part is permitted without the payment of the spread maintenance premium or other prepayment premium or fee. The 11 South LaSalle Mortgage Loan is secured by the 11 South LaSalle Building, and the Prime Group, Inc. has guaranteed the payment obligations under the loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: August 13, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer